Exhibit 99.1

Marlin Business Services Corp. Names Jeffrey Hilzinger as CEO

MOUNT LAUREL, N.J., May 5, 2016 — Marlin Business Services Corp. (NASDAQ:MRLN) today announced that its Board of Directors has appointed commercial lending and equipment leasing industry veteran Jeffrey A. Hilzinger as Chief Executive Officer, effective June 1, 2016.

Hilzinger previously was President of EverBank Commercial Finance. He succeeds interim CEO Edward J. Siciliano, who remains Marlin’s Executive Vice President and Chief Sales Officer.

“Jeff is a proven leader with over 35 years of experience in our industry and substantial management experience in finance, sales, credit and general corporate management,” said Lawrence J. DeAngelo, Chairman of Marlin’s Board of Directors. “We are excited to have Jeff lead us into the next phase of our growth. We believe Jeff is the right person to build upon our positive momentum because his significant experience and success in growing businesses are aligned with Marlin’s strategic goals and initiatives.”

Hilzinger brings an impressive record of building businesses and entrepreneurship to Marlin. While at EverBank Commercial Finance, where he was responsible for a nationwide business focused on the equipment finance, asset-based lending and lender finance markets, Hilzinger led its growth into a $4 billion diversified commercial finance platform.

He joined EverBank in 2010 when the company acquired Tygris Commercial Finance Group, where Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. Following the acquisition, Hilzinger led the restructuring of Tygris Commercial Finance Group into EverBank Commercial Finance.

In 2004, Hilzinger co-founded US Express Leasing (USXL), a small ticket vendor finance start up that was purchased by Tygris Commercial Finance Group in 2008. Prior to USXL, he was with Heller Financial for over 20 years where he held a series of domestic and international senior finance, credit and operational leadership positions in Heller’s asset-based lending, leveraged lending and vendor equipment finance businesses.

“I’m very excited about becoming part of the Marlin team and leading the company into an exciting future as we strive to take advantage of a dynamic and rapidly changing commercial finance marketplace,” said Hilzinger. “I am honored to be given the opportunity to build upon Marlin’s strong foundation and unique small business lending platform and am greatly appreciative of the work Ed Siciliano has done over the past several months as interim CEO to keep the company moving forward.”

About Marlin

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (Nasdaq:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.